Exhibit 10.2
MUTUAL RELEASE AGREEMENT
THIS MUTUAL RELEASE AGREEMENT (this “Release Agreement”) is entered into between Thomas F. Darden (“Executive”) and QUICKSILVER RESOURCES INC. (the “Company”). The Company, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Company Released Parties.” Executive, together with his affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Executive Released Parties.”
1.    Separation from Employment. Executive acknowledges and understands that Executive’s last day of employment with the Company is December 31, 2013 (the “Employment Separation Date”). Executive further acknowledges that Executive has received all compensation and benefits to which Executive is entitled as a result of Executive’s employment, except as otherwise provided under this Agreement and Executive’s Agreement with the Company, dated as of May 15, 2013 (the “Separation Agreement. Executive understands that, except as otherwise expressly provided in the Separation Agreement, Executive is entitled to nothing further from the Company Released Parties, including reinstatement by the Company.
2.    Releases.
(a)    In consideration of the payments and benefits provided under the Separation Agreement, Executive, for himself and on behalf of all of the Executive Released Parties, hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that any of the Executive Released Parties may have against any of the Company Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Release Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of any and all relevant jurisdictions, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims, including those of which any of the Executive Released Parties is not aware and those not mentioned in this Release Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with the Company and any of the other Company Released Parties or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Release Agreement, Executive is releasing and waiving any and all Claims which have arisen on or before the date of Executive’s execution and delivery of this Release Agreement to the Company. Notwithstanding anything contained in this Release Agreement to the contrary, nothing contained in this Release Agreement releases any of the Executive Released Parties’ Claims with respect to any breach of any covenant, agreement, representation or warranty made by the Company under this Release Agreement or the Separation Agreement.
(b)    In consideration of the above release and other agreements provided under the Separation Agreement, the Company, for itself and on behalf of all of the Company Released Parties, hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined above) that any of the Company Released Parties may have against any Executive Released Parties, arising on or prior to the date of the Company’s execution and delivery of this Release Agreement to the Executive. This releases all Claims, including those of which any Company Released Party is not aware and those not mentioned in this Release Agreement. The Company expressly acknowledges and agrees that, by entering into this Release Agreement, the Company is releasing and waiving any and all Claims which have arisen on or before the date of the Company’s execution and delivery of this Release Agreement to the Executive. Notwithstanding anything contained in this Release Agreement to the contrary, nothing contained in this Release Agreement releases any of the Company Released Parties’ Claims with respect to any breach of any covenant, agreement, representation or warranty made by Executive under this Release Agreement or the Separation Agreement.
3.    Representations; Covenant not to Sue. Each of the parties hereto hereby represents and warrants that (a) such party has not filed, caused or permitted to be filed any pending proceeding (nor has such party lodged a complaint with any governmental or quasi-governmental authority) against any of the parties released by such party, nor has such party agreed to do any of the foregoing, (b) such party has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the parties released by such party that has been released in this Release Agreement, and (c) such party has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the parties released by such party. Each party covenants and agrees that such party shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such party or any third party of a proceeding or Claim against any of the parties released by such party.

4.    Binding Agreement. Executive and his heirs, executors, estate, successors and assigns are bound by this Release Agreement. The Company and its successors and assigns are bound by this Release Agreement.
5.    The Company Property. Executive represents and warrants that Executive has returned to the Company all property in Executive’s possession, custody or control belonging to the Company, its affiliates or subsidiaries, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare. Executive represents that Executive has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the Company’s, its affiliates’ or subsidiaries’ documents.
6.    Remedies. If Executive breaches any term or condition of this Release Agreement or the Separation Agreement, or any representation made by Executive in this Release Agreement was false when made, it shall constitute a material breach of this Release Agreement and in addition to and not instead of the Company Released Parties’ other remedies under law or in equity, Executive shall immediately, upon written notice from the Company, forfeit (i) all rights granted under Section 1(c)(iii) of the Separation Agreement to receive and/or retain the 2013 Cash Bonus and the 2013 Stock Bonus (as such terms are defined in Section 1(c)(iii) of the Separation Agreement), (ii) all rights granted to the payments or benefits provided for under Section 2(b) of the Separation Agreement, and (iii) all rights granted under Section 4 of the Separation Agreement to receive and/or retain any payment or benefit to or for the benefit of Executive provided for in Section 4 of the Separation Agreement. Executive agrees that if Executive is required to forfeit any rights under the foregoing sentence, this Release Agreement shall continue to be binding on the Executive Released Parties, and the Company Released Parties shall be entitled to enforce the provisions of this Release Agreement as if such amounts and rights had not been repaid or forfeited and the Company shall have no further obligations to Executive under Sections 1(c)(iii), 2(b) and 4 of the Separation Agreement. Further, (x) in the event of Executive’s breach of any term or condition of this Release Agreement, Executive agrees to reimburse all of the Company Released Parties’ attorneys’ fees and other costs associated with enforcing this Release Agreement, and (y) in the event of the Company’s breach of any term or condition of this Release Agreement, the Company agrees to reimburse all of the Executive Released Parties’ attorneys’ fees and other costs associated with enforcing this Release Agreement.
7.    Construction of Agreement. In the event that one or more of the provisions contained in this Release Agreement shall for any reason be held unenforceable in any respect under the law of any relevant jurisdiction, such unenforceability shall not affect any other provision of this Release Agreement, but this Release Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This

Release Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of Texas without reference to choice of law rules. The Company and Executive consent to the sole jurisdiction of the federal and state courts of Texas. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVE HIS OR ITS RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT HE OR IT HAS CONSULTED WITH HIS OR ITS OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.
8.    Opportunity for Review. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Release Agreement, (ii) has read this Release Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Release Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Release Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Release Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) has been given 21 days to review this Release Agreement before signing this Release Agreement and 7 days following execution to revoke this Release Agreement and understands that he must execute this Release Agreement and return it to the Company after the Employment Separation Date and on or before January 21, 2014 and has until January 28, 2013 to revoke this Release Agreement, (x) understands that if Executive does not sign this Release Agreement during the specified period, the Company shall have no obligation to enter into this Release Agreement, (xi) understands that if Executive does not sign this Release Agreement during the specified period or Executive revokes this Release Agreement following its execution, Executive shall not be entitled to receive the payments or benefits provided for under Sections 1(c)(iii), 2(b) and 4 of the Separation Agreement, and the Employment Separation Date shall be unaltered; and (xii) understands that this Release Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.
9.    Effectiveness. This Release Agreement shall be effective and enforceable immediately after execution and delivery to the Company by Executive, as specified above, and execution and delivery by the Company to Executive.
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IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the dates written below.
Agreed to and accepted on this

21st day of January   , 2014.

EXECUTIVE
/s/ Thomas F. Darden
Thomas F. Darden

Agreed to and accepted on this
21st day of January   , 2014.

QUICKSILVER RESOURCES INC.
/s/ John C. Regan
Name: John C. Regan
Title: Senior Vice President – Chief Financial Officer